Exhibit 10.1

Summary of the Brocade Communications Systems, Inc.
2009 Employee Stock Purchase Plan (the “Purchase Plan”)
(As amended and restated on April 7, 2016)

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan itself set forth in Appendix A.
General
The Purchase Plan was originally approved by our shareholders at our annual meeting on April 15, 2009. Prior to the Purchase Plan Amendment, the Purchase Plan was amended on March 9, 2011, April 12, 2012 and January 26, 2016. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of Common Stock through payroll deductions, to enhance the employees’ sense of participation in the Company, and to provide an incentive for employee retention. Unless otherwise amended, the Purchase Plan will remain in effect until April 15, 2019, which represents a term of 10 years from the date of its initial adoption.
Number of Shares of Common Stock Available Under the Purchase Plan
Initially, our shareholders approved a total of 35,000,000 shares of Common Stock to be reserved for issuance under the Purchase Plan. In 2012, shareholders approved an increase of 30,000,000 in the number of shares reserved for issuance under the Purchase Plan for an aggregate reserve of 65,000,000 shares. We are now requesting shareholders approve an increase of 20,000,000 in the number of shares reserved for issuance under the Purchase Plan.
Administration of the Purchase Plan
The Purchase Plan is administered by the Board or the Compensation Committee of the Board (in either case, the “Administrator”). All questions of interpretation or application of the Purchase Plan are determined by the Administrator.
Eligibility
Each of the Company’s (or the Company’s participating subsidiaries’) employees whose employment with the Company commences prior to the applicable offering period and who works at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan. Certain participation limitations exist to prevent employees from owning 5% or more of the Company’s stock or purchasing more than $25,000 worth of stock each calendar year. As of January 1, 2016, approximately 4,500 employees were eligible to participate in the Purchase Plan.
Offering Period
Each offering period under the Purchase Plan has a duration of up to approximately 24 months and contains purchase periods of six months during which shares of Common Stock may be purchased on behalf of the participant in accordance with the terms of the Purchase Plan.
Eligible employees may participate in the Purchase Plan by authorizing payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 15% of a participant’s compensation during the offering period. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s participating subsidiaries terminates. On the first trading day of each offering period (the “offering date”), each participant automatically is granted an option to purchase shares of Common Stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised on the last trading day of an offering period to the extent of the payroll deductions accumulated during such offering period.
Purchase Price; Payment of Purchase Price; Payroll Deductions
The purchase price will be 85% of the lesser of the fair market value of the Common Stock on (i) the offering date, or (ii) the last day of the purchase period. The fair market value of the Common Stock on any relevant date will be the closing sales price per share as reported on any established stock exchange or a national market system, or the closing bid, if no sales

(1)
The contents of this document appear on pages 26-28 of Brocade's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on February 25, 2016 and are incorporated by reference into Brocade’s Current Report on Form 8-K to which this document is attached as Exhibit 10.1 were reported, as quoted on such exchange or reported in The Wall Street Journal. In the absence of an established market for the Common Stock, the fair market value will be determined by the Administrator. On February 19, 2016, the closing selling price per share of the Company’s Common Stock on the NASDAQ Global Select Market was $9.59.
The purchase price of the shares is accumulated by payroll deductions made during each offering period. The number of whole shares that a participant may purchase is determined by dividing the total amount of payroll deductions withheld by the purchase price, but in no event will a participant be permitted to purchase during each six-month purchase period more than 5,000 shares. The purchase of shares will be subject to the Purchase Plan’s share limit.
Funds received by the Company pursuant to exercises under the Purchase Plan are used for general corporate purposes. A participant may not make payments into his or her account.
Withdrawal and Termination of Employment
A participant may withdraw all of his or her payroll deductions from an offering period prior to the end of such offering period. A participant’s withdrawal from the Purchase Plan will not affect his or her eligibility to participate in future offering periods.
Upon termination of a participant’s employment for any reason, his or her participation in the Purchase Plan will immediately terminate and the payroll deductions credited to the participant’s account will be returned to him or her.
Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control
The amount of stock deliverable under the Purchase Plan, the purchase price per share and the number of shares covered will be proportionately adjusted by the Administrator for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or any other material change in the corporate structure of the Company.
In the event of the Company’s proposed dissolution or liquidation, the offering period will be shortened by setting a new exercise date, the Purchase Plan will terminate immediately prior to such proposed dissolution or liquidation, and each participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the Purchase Plan prior to such date.
In the event of a merger or change of control, each outstanding option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the options, the offering period will be shortened by setting a new exercise date and will end on the new exercise date. The new exercise date will be prior to the proposed merger or other acquisition or sale.
Amendment and Termination of the Purchase Plan
The Administrator may amend, terminate or suspend the Purchase Plan at any time and for any reason. The Purchase Plan will continue until the earlier of such termination, the issuance of all the shares under the Purchase Plan, or the expiration of the Purchase Plan on April 15, 2019.

(1)
The contents of this document appear on pages 26-28 of Brocade's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on February 25, 2016 and are incorporated by reference into Brocade’s Current Report on Form 8-K to which this document is attached as Exhibit 10.1

Number of Shares Granted to Employees
Participation in the Purchase Plan is voluntary and is dependent on the eligibility of the employee and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Independent directors are not eligible to participate in the Purchase Plan. For illustrative purposes, the following table sets forth (i) the number of shares of our Common Stock that were purchased during fiscal 2015 under the Existing Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the applicable date of purchase.

Name and Position	Number of Shares Purchased (#)	Average Per Share Purchase Price ($)	Fair Market Value at Date of Purchase ($)
Lloyd A. Carney	—	—	—
Chief Executive Officer
Daniel W. Fairfax	2,575	$7.91	$12.07
Senior Vice President and Chief Financial Officer
Jeffrey P. Lindholm	3,750	$9.34	$12.37
Senior Vice President, Worldwide Sales
Ken K. Cheng	—	—	—
Chief Technology Officer and Senior Vice President, Corp. Dev. and Emerging Business
Gale E. England	—	—	—
Chief Operating Officer and Senior Vice President, Operations
All executive officers, as a group	7,947	$8.88	$12.27
All directors who are not executive officers, as a group	—	—	—
All employees who are not executive officers, as a group	6,569,921	$7.24	$11.79

(1)
The contents of this document appear on pages 26-28 of Brocade's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on February 25, 2016 and are incorporated by reference into Brocade’s Current Report on Form 8-K to which this document is attached as Exhibit 10.1